Exhibit 99.1

[SPRINT LOGO]                                         NEWS RELEASE
                                                      Sprint Nextel
                                                      6220 Sprint Parkway
                                                      Overland Park, Kan. 66251

                                                                       Contacts:
                                                                Media Relations
                                                      Leigh Horner, 703-433-3044
                                                         leigh.horner@sprint.com

                                                              Investor Relations
                                                       Kurt Fawkes, 800-259-3755
                                                   investor.relations@sprint.com


                Sprint Nextel Names Wireless Veteran Dan Hesse as
                               President and CEO

     RESTON, Va. - Dec. 18, 2007 - The Sprint Nextel Board of
Directors has named wireless industry veteran Daniel R. Hesse, 54, as president and chief executive officer of the company, effective immediately. He previously was chairman, president and CEO of Embarq Corporation.

"Dan Hesse is the right person to lead our company," said board member Irvine O. Hockaday, Jr., who chaired the board's CEO search committee. "He is a proven leader with deep wireless experience as a chief executive and an established track record of generating strong operating performance. He has the board's full support to take decisive actions necessary to improve our performance."

"Sprint Nextel is a company with a strong set of assets, but clearly we must improve execution across the board," said James H. Hance, the company's non-executive chairman. "Dan's mandate is to hone our strategy, improve our ability to serve our customers and execute in the marketplace. I am convinced that under Dan's leadership we will deliver sustainable results and build shareholder value."

"Dan's record of achievement is impressive," Hance added. "He possesses marketing and innovation savvy along with considerable operating acumen. Under his leadership, AT&T Wireless became the nation's largest carrier at the time and grew revenues three times faster than the rate of the industry. The company earned awards for service and innovation, along with recognition for overall performance. At Embarq he has done an excellent job of leading the company through its inception, building its brand and delivering solid financial and operating results."

"I am honored and excited to lead Sprint Nextel at this important time in its history," said Hesse. "There is no company in the wireless industry with a stronger set of assets. I believe through solid execution and commitment to our customers we can reinvigorate our operating performance and return the company to a growth trajectory. We will review every aspect of our strategy as we intend to lead Sprint to the forefront of the wireless industry."

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"Additionally, I would like to thank the Board and employees of Embarq Corp. for the honor of serving them. Together we built a great brand, culture and company. Sprint and Embarq are major customers and suppliers to each other so I look forward to continuing to work closely with all of my friends at Embarq."

Hesse had been chairman and CEO since Embarq's inception in 2006. Prior to the formation of Embarq, he served as CEO of Sprint's Local Telecommunications Division for one year before the spin-off that created Embarq. Hesse previously has spent 23 years at AT&T, including serving between 1997 and 2000 as the president and CEO of AT&T Wireless Services, which was then the United States' largest wireless operator.

Hesse also has joined Sprint Nextel's board of directors.

Hance also expressed gratitude to Paul Saleh, the company's chief financial officer, who served as interim CEO for the past two months. "The Board and all Sprint employees appreciate and respect the dedication and energy that Paul provided. We thank him for the leadership he demonstrated during this period."

Hance to Remain as Non-Executive Chairman

The Sprint Nextel board also announced that it had elected Hance to continue serving as non-executive chairman. Hance, 63, is a senior adviser to the Carlyle Group and retired vice chairman and board member of Bank of America. He has been a Sprint board member since February 2005 and was named non-executive chairman when Gary Forsee, who had been chairman, president and CEO, stepped down in October.

Hance served as vice chairman of Bank of America Corporation from 1993 until Jan. 31, 2005 and as the chief financial officer of Bank of America Corporation from 1988 until April 2004. Hance served as a director of Sprint Corporation from Feb. 2005 until its merger with Nextel Communications in August 2005, and he has served as a director of Sprint Nextel since that time. He serves on the board's Audit, Executive and Finance Committees. He also serves on the boards of Duke Energy, Cousins Properties and Rayonier Inc.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks serving 54 million customers at the end of the third quarter 2007; industry-leading mobile data services; instant national and international walkie-talkie capabilities; and a global Tier 1 Internet backbone. For more information, visit www.sprint.com.

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